Exhibit 99.1

Contact:	Kelly Delany
Director, Communications
1.805.861.3322
kdelany@somera.com

Somera Reports Results for Fourth Quarter and Fiscal Year 2004

Q4 2004 Highlights

•	Sequential growth in quarterly revenues

•	Blended net gross margin improved to 27%

•	Maintained strong balance sheet metrics with $40.4 million in cash and cash equivalents and short-term investments

•	Relocated the company headquarters to the telecom corridor in Dallas, Texas

DALLAS, TX, February 8, 2005 - Somera Communications, Inc. (Nasdaq: SMRA), a global provider of telecom equipment lifecycle management services, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Total revenue for the fourth quarter was $23.2 million, compared with $22.7 million for the third quarter of 2004. Net loss under generally accepted accounting principles (GAAP) was $6.2 million, or a loss of $0.12 per share, compared with a net loss of $8.5 million, or a loss of $0.17 per share, for the third quarter of 2004.

Somera’s blended net gross margin for the fourth quarter was 27%, compared with 17% reported in the third quarter of 2004. The increase reflects improved inventory management and operational execution, which aligned to market demand.

Somera’s balance sheet at December 31, 2004 included $40.4 million in cash and cash equivalents and short-term investments.

“Fourth quarter results demonstrate progress in the implementation of our strategy, while we improved near-term performance,” said David W. Heard, Somera’s President and Chief Executive Officer. “Revenues were up quarter over quarter, for the first time in four quarters, margins improved, cash was tightly managed and we implemented the final stages of our rebalancing efforts to lower our on-going operating expenses.”

Added Heard, “Throughout the quarter, we continued to receive positive market response and customer interest in our lifecycle management services. We’ve already signed our first agreement with a major carrier in North America. We believe this is evidence that Somera is positioning itself in the right strategic direction to help carriers efficiently manage the equipment lifecycles of their aging networks and thereby optimizing their return on assets.”

Somera’s total revenue for fiscal year 2004 was $100.0 million, compared with $136.6 million for 2003. Net loss on a GAAP basis was $22.6 million, or a loss of $0.45 per share, compared with a net loss of $58.5 million, or a loss of $1.19 per share, for the prior year.

Outlook

Consistent with Management’s outlook with respect to profitability as reported in the third-quarter 2004 results on November 2, 2004, Somera expects to achieve profitability on a quarterly basis by the end of 2005.

Teleconference and Web cast

Management’s teleconference and web cast are scheduled for 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time on February 8, 2005 and are open to everyone. Please dial 800.295.3991 for domestic calls, or 617.614.3924 for international calls, at least five minutes before start time and use passcode 83163838. The call will be simultaneously web cast on the Investor Relations page of the Somera website at www.somera.com. Listeners will need to have Microsoft Media Player installed on their computers. A replay will be available from one hour after the call ends through March 8, 2005, 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time, at 888.286.8010 for domestic calls, or 617.801.6888 for international calls. Please use passcode 34484668.

About Somera Communications

Somera provides equipment lifecycle management services to support carriers’ need to more effectively manage the assets of their aging networks at the lowest cost and greatest return on assets. The company buys, sells, services, and repairs new and refurbished equipment. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the web at www.somera.com

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 934, as amended, including those regarding Somera’s achievement of profitability on a quarterly basis by the end of 2005. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry, including the risk of continued customer spending delays associated with carrier consolidation; the impact of competition in the mark for supplying equipment to telecommunications operators; the risk of potential shortage of product supply; Somera’s ability to reduce operating expenses and breakeven revenue amounts; risks regarding the company’s ability to expand domestic and international operations and build lifecycle management services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including g but not limited, the Annual Report on From 10-K for the fiscal year ended December, 31, 2003, and Quarterly Reports on Form 10-Q. Actual results may differ materially from the statements contained in this new release. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s SEC filings may be obtained by contacting Investor Relations, Somera Communications, at 1-805-681-3322.

SOMERA COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$7,654	$41,842
Short-term investments	32,757	5,000
Accounts receivable, net	16,217	19,906
Inventories, net	10,027	13,804
Other current assets	1,876	10,487
Total current assets	68,531	91,039

Property and equipment, net	4,600	5,809
Other assets	148	117
Intangible assets	1,810	1,877

Total assets	$75,089	$98,842

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$12,396	$14,520
Accrued compensation	2,503	3,478
Other accrued liabilities	11,139	9,338
Deferred revenue	723	1,369

Total current liabilities	26,761	28,705

Stockholders' Equity	48,328	70,137

Total liabilities and stockholders' equity	$75,089	$98,842

SOMERA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	For the Three Months December 31, 2004	For the Three Months December 31, 2003	For the Twelve Months December 31, 2004	For the Twelve Months December 31, 2003
Equipment Revenue	$20,624	$29,979	$87,120	$119,729
Service Revenue	2,562	4,037	12,914	16,838
Total Revenue	$23,186	$34,016	$100,034	$136,567
Equipment Cost of Revenue	$15,073	$21,607	$67,008	$88,458
Service Cost of Revenue	1,925	3,030	9,479	13,298
Total Cost of Revenue	$16,998	$24,637	$76,487	$101,756
Gross profit	$6,188	$9,379	$23,547	$34,811
Operating expenses:
Selling, general & administrative	12,914	16,528	46,693	55,179
Amortization of intangible assets	17	49	67	751
Goodwill and intangible assets impairment	—	—	—	25,329
Total operating expenses	$12,931	$16,577	$46,760	$81,259
Loss from operations	$(6,743)	$(7,198)	$(23,213)	$(46,448)
Interest and other income, net	552	113	643	604
Loss before income taxes	$(6,191)	$(7,085)	$(22,570)	$(45,844)
Income tax provision	16	22,101	58	12,666
Net loss	$(6,207)	$(29,186)	$(22,628)	$(58,510)
Net loss per share - basic and diluted	$(0.12)	$(0.59)	$(0.45)	$(1.19)
Weighted average number of shares outstanding:
Basic and diluted	49,871	49,257	49,739	49,126